Exhibit 99.1

Rotech Healthcare Inc.

Philip L. Carter

President & Chief Executive Officer

Steven Alsene

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

ROTECH HEALTHCARE INC., RECEIVES NASDAQ LETTER

REGARDING COMMON STOCK DELISTING

ORLANDO, FL – June 11, 2008—Rotech Healthcare Inc., (NASDAQ: ROHI) (the “Company”) announced that on June 10, 2008, following a hearing conducted on June 5, 2008 before a Nasdaq Hearings Panel and additional discussions with the Staff of the Nasdaq, the Company received a letter from the Nasdaq Office of General Counsel indicating that the Company’s shares will be suspended effective at the open of business on Thursday, June 12, 2008 and subsequently delisted. Following the delisting of the Company’s securities, the Company expects to be eligible for quotation on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. However, quotation on the OTC Bulletin Board will depend on whether one or more market makers successfully apply to quote the Company’s securities. No assurance can be given that market makers currently making a market in the Company’s securities will continue to make a market in the Company’s common stock or that the Company’s common stock will continue to be eligible for quotation on the OTC Bulletin Board. If the Company’s common stock is not quoted on the OTC Bulletin Board beginning on June 12, 2008, the Company expects that the common stock will trade on the Pink Sheets, a real-time quotation service maintained by Pink Sheets LLC, beginning on June 12, 2008. The Company cannot, however, provide any assurance that its common stock will be quoted on the OTC Bulletin Board, or in any other quotation service, following the delisting from the Nasdaq Stock Market.

As previously announced, on April 17, 2008, the Company received a Nasdaq Staff Determination letter stating that the Company has failed to comply with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years for continued listing on the Nasdaq Capital Market. The Nasdaq Staff determined to deny the Company’s request for continued listing on The Nasdaq Capital Market and, unless the Company requested by April 24, 2008 an appeal of that determination, trading of the Company’s common stock would have been suspended at the opening of business on April 28, 2008, and a Form 25-NSE would have been filed with the Securities and Exchange Commission, which would have removed the Company’s securities from listing and registration on The Nasdaq Stock Market. In response to the Staff’s determination, the Company requested a hearing, which stayed the suspension of the Company’s securities and the filing of a Form 25-NSE with the Securities and Exchange Commission. As stated above, the Company’s shares will be suspended effective at the open of business on Thursday, June 12, 2008 and subsequently delisted.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 500 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: whether a market maker will successfully apply to quote the Company’s securities on the OTC Bulletin Board; whether market makers currently making a market in the Company’s securities will continue to make a market in the Company’s common stock or that the Company’s common stock will continue to be eligible for quotation on the OTC Bulletin Board; whether the Company’s common stock will be quoted on the OTC Bulletin Board, or in any other quotation service, following the delisting from the Nasdaq Stock Market; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.